CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 13, 2004, relating to the financial statements and financial highlights which appear in the December 31, 2003 Annual Reports to Shareholders of ICM/Isabelle Small Cap Fund, a series of ICM Series Trust, which is also incorporated by reference into the Registration Statement. The financial statements and financial highlights are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Public Accountants" and "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
April 29, 2004